UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 16, 2006

HRPT PROPERTIES TRUST

(Exact Name of Registrant as Specified in Its Charter)

Maryland

(State or Other Jurisdiction of Incorporation)

1-9317	04-6558834
(Commission File Number)	(IRS Employer Identification No.)

400 Centre Street, Newton, Massachusetts	02458
(Address of Principal Executive Offices)	(Zip Code)

617-332-3990

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
Item 8.01.	Other Events.

At meetings of the board of trustees and the nominating and governance committee of HRPT Properties Trust (the “Company”) held on March 16, 2006, Tjarda Clagett, one of the Company’s three independent trustees, and Gerard M. Martin, one of its managing trustees, notified the board of trustees and the committee that they seek to retire from the board of trustees and will not stand for re-election at the annual meeting of the Company’s shareholders currently scheduled to be held on May 23, 2006. Both Mr. Clagett and Mr. Martin advised the board and the committee that the reasons for their decisions were not the result of any disagreement with the Company.

Pursuant to a recommendation of the Company’s nominating and governance committee, the Company’s board of trustees voted at its meeting to nominate William A. Lamkin and Adam D. Portnoy for election as trustees at the annual meeting of the Company’s shareholders currently scheduled to be held on May 23, 2006, when the terms of office of Messrs. Clagett and Martin will expire. If elected, Mr. Lamkin would serve as an independent trustee of the Company, and Mr. Portnoy would serve as a managing trustee. Mr. Portnoy is the Company’s executive vice president and the son of Mr. Barry M. Portnoy, the Company’s other managing trustee.

Prior to October 1, 2005, Mr. Martin, together with Mr. Barry Portnoy, beneficially owned Reit Management & Research LLC, the Company’s manager (“RMR”). As previously reported, effective on that date, Messrs. Barry and Adam Portnoy acquired Mr. Martin’s ownership in RMR.

Reference is made to further information with respect to the Company’s board of trustees and its members contained in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2005 and the Company’s preliminary proxy statement for the annual shareholders meeting to be held on May 23, 2006, each filed with the Securities and Exchange Commission. This Current Report on Form 8-K does not constitute a solicitation of a proxy with respect to the nominees for trustee.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HRPT PROPERTIES TRUST

By: /s/ John C. Popeo

John C. Popeo

Treasurer and Chief Financial Officer

Dated: March 16, 2006